BEAR STEARNS MERCHANT BANKING COMPLETES ACQUISITION OF MC SHIPPING

NEW YORK — September 12, 2007— Bear Stearns Merchant Banking ("BSMB"), a leading private equity firm focusing on middle-market investments, today announced that it has completed its acquisition of MC Shipping Inc. MC Shipping is an international shipping company focused on the transportation of liquefied petroleum gas (LPG). The agreement between the two firms was previously announced on July 30, 2007. Under the terms of the merger agreement, Mast Acquisition Ltd., a newly-formed affiliate of BSMB, agreed to acquire the outstanding shares of MC Shipping for a price of $14.25 per share in cash and to assume all outstanding indebtedness. MC Shipping will continue to do business under the MC Shipping banner and will continue to be based in Monaco.

"We are excited about this investment in the LPG shipping industry," said Doug Korn, senior managing director and partner of BSMB. "Global trends in LPG demand growth should continue to be strong due to its cost-competitiveness as well as its clean-burning, environmentally-friendly properties. The management team has done an excellent job repositioning MC Shipping over the last several years and we look forward to supporting them as they continue to build and grow the company with enhanced financial flexibility."

"MC Shipping has been engaged in a three-year project to turn its business around and to give it structure and focus," said Antony Crawford, president and chief executive officer of MC Shipping. "The welcome entry of BSMB is well timed to provide the additional equity, financial skills and guidance to allow the next stage of the business plan to be implemented while allowing current shareholders a favorable exit."

"MC Shipping is well positioned to capitalize on the future growth opportunities within the LPG shipping industry," said Ted Young, managing director and partner of BSMB. "As the LPG industry enters a period of higher growth, it is critical for charterers to partner with a reliable company that can cater to the unique needs of this sector."

DnB NOR Markets served as the financial advisor to MC Shipping Inc. in connection with the transaction, and Milbank, Tweed, Hadley & McCloy LLP served as legal counsel. HSBC Securities (USA) Inc. and Poten Capital Services, LLC served as financial advisors to BSMB, and Weil, Gotshal & Manges LLP served as legal counsel.

Contact
For BSMB:
Melissa Daly
Brunswick Group
(212) 333-3810

MC Shipping Inc.:
Alexander Gorchakov
+377 97 97 49 90

About MC Shipping Inc.
MC Shipping Inc. is an international shipping company focused on maritime transportation of liquefied petroleum gas (LPG), with headquarters in Monaco and an office in London. Presently, MC Shipping fully or partially owns and operates a fleet of 22 vessels, and has contracted to purchase 2 others, that serve the world's major oil, gas, shipping and trading companies.

About BSMB
BSMB, the private equity affiliate of The Bear Stearns Companies Inc. (NYSE: BSC), invests private equity capital in compelling buyouts, recapitalizations and growth capital opportunities alongside superior management teams. BSMB focuses on making control or entrepreneur-driven investments. Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies. BSMB manages nearly $5 billion of private equity capital, including its current $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners. Investments by BSMB include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci's, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Doral Financial Corporation (NYSE: DRL), Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore, Rimrock Energy, Stuart Weitzman, Transamerican Auto Parts company, Universal Hospital Services and The Vitamin Shoppe. More information about BSMB is available at www.bsmb.com.

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